UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2009

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

200 E. Del Mar Boulevard, #320 Pasadena. California (Address of Principal Executive Offices)	91105 (Zip Code)

(626) 356-3105
(Registrant’s Telephone Number, Including Area Code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 9, 2009, (the “Effective Date") Arbios Systems, Inc. (the “Company”) entered into a Term Sheet (the “Term Sheet”) with Arbios Acquisitions Partners, LLC (“AAP”), a limited liability company formed for the purpose of effecting the transaction contemplated by the Term Sheet.  On March 16, 2009, the initial $100,000 deposit was received. Since January 9, 2009, the Company has been in a proceeding under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Pursuant to the Term Sheet, the Company agreed to enter into a transaction pursuant to a plan of reorganization (the “Plan”) that is subject to the approval of the Bankruptcy Court and all of the Company’s relevant classes,  whereby  the Company  will (i) cancel all of its currently existing equity (including, but not limited to, any and all outstanding common and preferred shares of stock, warrants, and options), and (ii) issue new shares of its common stock to AAP representing 90% of the newly issued shares of the Company in exchange for a $1,000,000 cash payment.  The existing shareholders of the Company would receive the remaining 10% of the newly issued shares of the Company.

The $1,000,000 cash purchase price to be paid by AAP for 90% of the Company’s shares of common stock is required to be paid as follows: 1) $100,000 was paid to the Company concurrently with the execution and delivery of the Term Sheet (the “Initial Deposit”),  2) $100,000 is due upon the later of (i) April 8, 2009 or (ii) the filing of the Plan and the disclosure statement (the “Subsequent Deposit”), and 3) $800,000 (the “Remaining Funds”) is due within 10 days following the confirmation of the Plan (the “Funding Date”).

If AAP has not provided the Remaining Funds by the Funding Date, the Company will retain both the Initial Deposit and the Subsequent Deposit, and can then either adjourn the Funding Date, withdraw the Plan, terminate the Plan, and/or enter into an alternative transaction or proceeding.  If the Plan has not been confirmed by June 15, 2009, AAP will be entitled to a return of (i) the Initial Deposit, and (ii) the Subsequent Deposit minus costs and expenses, (including, without limitation, administrative expenses) incurred by the Company in pursuing the Plan.

AAP will be entitled to a break up fee of 3% of the funds deposited by AAP if the Company elects to enter into an alternative transaction, including, but not limited to, signing a letter of intent or term sheet with a third party, for some or all of its assets prior to confirmation of the Plan (the “Company Withdrawal Option”), provided that the Debtor Withdrawal Option is not caused by AAP’s inability to provide funding by the Funding Date.  In addition, if the Company exercises the Debtor Withdrawal Option, AAP would also be entitled to a return of the funded portion of the deposit.

The Company intends to continue to comply with all of its regulatory filings with the Securities and Exchange Commission and expects that its shares of common stock will continue to be listed on the OTC Bulletin Board.  Accordingly, after the completion of the transaction contemplated by the Term Sheet, the Company is expected to emerge from bankruptcy as a publicly traded company that has no liabilities (other than ordinary operating expenses), has a new capital structure (AAP will own 90% of the common stock, the public stockholders will own a pro rata share of the 10%, and all options and warrants will be cancelled), and has some operating capital (the amount of the $1,000,000 purchase price that is not used to settle existing liabilities and pay for administrative expenses). The Term Sheet provides that the confirmation of the Plan should occur on or before May 15, 2009.

A copy of the Term Sheet is attached hereto as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit
10.1	Term Sheet for Purchase of Newly Issued Shares of Common Stock of Arbios Systems, Inc., dated March 9, 2009, between Arbios Systems, Inc, and Arbios Acquisition Partners, LLC
99.1	Press Release dated March 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: March 16, 2009	By:	/s/ SHAWN P. CAIN
Walt Shawn P. Cain, Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Term Sheet for Purchase of Newly Issued Shares of Common Stock of Arbios Systems, Inc., dated March 9, 2009, between Arbios Systems, Inc, and Arbios Acquisition Partners, LLC
99.1	Press Release dated March 16, 2009